      EXHIBIT 8.1

		Beneficial
Name of Subsidiary and Name Under Which It Does Business	Place of Incorporation	Ownership
Shanda Games International (Pte) Ltd.	Singapore	100%
Eyedentity Games, Inc.	Republic of Korea	90.0%
Shanda Games Korean Investment Limited	BVI	100%
Actoz Soft Co., Ltd.	Republic of Korea	51.2%
Shanda Games Holdings (HK) Limited	Hong Kong	100%
Shengqu Information Technology (Shanghai) Co., Ltd.	PRC	100%
Shengji Information Technology (Shanghai) Co., Ltd.	PRC	100%
Shanda Games Technology (HK) Limited	Hong Kong	100%
Lansha Information Technology (Shanghai) Co., Ltd.	PRC	100%
Goldcool Holdings Limited	BVI	95%
Goldcool Holdings (HK) Limited	Hong Kong	95%
Kuyin Software (Shanghai) Co., Ltd.	PRC	95%
Actoz Soft Europe GmbH	Germany	70.7%

Name of VIE and Name Under Which It Does Business	Place of Incorporation
Shanghai Shulong Technology Development Co., Ltd.	PRC
Shanghai Shulong Computer Technology Co., Ltd.	PRC
Nanjing Shulong Computer Technology Co., Ltd.	PRC
Chengdu Youji Technology Co., Ltd.	PRC
Tianjin Youji Technology Co., Ltd.	PRC
Chengdu Aurora Technology Development Co., Ltd.	PRC
Chengdu Simo Technology Co., Ltd	PRC
Shanghai Hongli Digital Technology Co., Ltd.	PRC
Shanghai Shengzhan Networking Technology Co., Ltd.	PRC
Tianjin Shengjing Trade Co., Ltd.	PRC
Nanjing Shanda Networking Development Co., Ltd.	PRC
Jiangsu Shanda Networking Technology Co., Ltd.	PRC